Exhibit 99.1

Infinite Reality Promotes Top Talent to Drive Innovation and Entertainment Opportunities

Elliott Jobe and Sean Cross Promoted to President Roles at Leading Technology, Entertainment, and Innovation Company;

Scott Waldbaum joins as General Counsel

LOS ANGELES, Calif. - July 17, 2023 - Infinite Reality (iR), a leading provider of cutting-edge immersive virtual experiences, is delighted to announce the promotion of two of its top executives. Elliott Jobe, co-founder and Chief Innovation Officer has been elevated to President and Chief Innovation Officer of iR, while Sean Cross, formerly President, Global Business Development and Revenue, has been promoted to President, iR Entertainment. The company is thrilled to have these two seasoned professionals taking on new leadership roles as it looks to broaden and transform the immersive experiences landscape across multiple industries. In addition, Scott Waldbaum has joined the Company as Senior Vice President, General Counsel, and Assistant Corporate Secretary.

Elliott Jobe is a true trailblazer in the realm of live-action digital set work, earning patents related to live-action lighting and compositing, and has been widely recognized with several prestigious awards, including Sports Emmy Awards, a Key Art Award, and over a dozen PromaxBDA Awards. Elliott’s creativity, passion, and technical expertise led him to establish his own independent studio, known for its groundbreaking photo realistic works, where he produced documentaries and films with the likes of Pietro Scalia and Oliver Stone. He also collaborated with experiential director/producer Helix Wolfson to bring Burning Man 2020 to life as an interactive virtual festival experience during COVID. Elliott’s promotion to President is a testament to his steadfast commitment to the company and his exceptional contributions to the relatively nascent field of immersive digital experiences.

Sean Cross brings a wealth of experience in business and technology strategy, marketing, and executive leadership to his new role as President, iR Entertainment. With twenty-five years of consistent leadership, he has worked with top-tier companies such as Google, News Corp, Samsung, YouTube, and Bank of America, providing critical support in capital raising, mergers and acquisitions, sales, branding, advertising, product development, and business partnership development. Transitioning from President, Global Business Development and Revenue to President, iR Entertainment, Sean’s strong track record of driving growth and profitability in both corporate and entrepreneurial environments will undoubtedly drive the company’s entertainment offerings to new heights.

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“In promoting Elliott and Sean to these leadership roles, Infinite Reality further cements its commitment to securing and retaining top talent and driving innovation throughout our organization,” said John Acunto, co-founder and CEO of Infinite Reality. “Their exceptional contributions and leadership have been integral to our success thus far, and we’re thrilled to see them take on new challenges as we continue our extraordinary growth. We also warmly welcome Scott Waldbaum to the team and know that he will be a valuable asset to our organization.”

Scott Waldbaum is an experienced general counsel with over 24 years of experience practicing law with high-growth startup companies, privately held companies, public companies, and global law firms. Scott was previously Global General Counsel and Global Secretary at Droga5, LLC, a high growth advertising agency which was acquired by Accenture, where he oversaw and led all global legal matters, provided business-oriented legal advice to management on all legal matters, and structured, drafted, and negotiated a wide range of commercial agreements and transaction documents. Prior to that, Scott’s career included working as a corporate attorney at global law firms including White & Case LLP and Proskauer Rose LLP.

With these executive promotions and additions, Infinite Reality bolsters its already impressive team of professionals who will help build a future where industries such as entertainment, education, healthcare, real estate, government, sports, and more are transformed by their work. The company is dedicated to creating transformative solutions that change the way people communicate, interact, learn, and explore.

About Infinite Reality, Inc.

Infinite Reality (iR) helps clients with audiences develop immersive experiences that convert those audiences into users. An iR powered virtual experience enables brands and creators to fully control the ways in which they commercialize their creations, distribute content, and communicate with their communities. With deep expertise in Hollywood production, iR develops world-class products and experiences that upend traditional, passive one-way viewership of events and static online retail transactions while shaping the future of audience engagement, brand loyalty, and fan commitment. The Services and Advisory teams manage, design, and oversee custom builds, leveraging the Technology team’s platform development expertise. Infinite Reality’s products are hardware agnostic, do not require any special equipment, and can be viewed and experienced on laptop, desktop, mobile phone, tablet, and Smart TV. iR Studios, one of the largest independent production studios in the country, works collaboratively with iR’s expert Innovation team to develop proprietary technology for Metaverse creation and immersive experiences, including live event virtualization and remote collaboration tools, from their 150,000 sq. ft. state-of-the-art facility. Visit theinfinitereality.com.

CONTACT:

Mark Smith

JPR Communications

Press@theinfinitereality.com

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